Exhibit 99.1

Andrea Randolph Named Head of MBIA's Information Technology Division;
                     Robert T. Wheeler to Retire

    ARMONK, N.Y.--(BUSINESS WIRE)--Oct. 3, 2003--MBIA Inc. (NYSE: MBI) announced that Andrea Randolph has been named head of the Information Technology (IT) Division of MBIA Insurance Corporation. Ms. Randolph will assume this position on January 1, 2004, upon the retirement of Robert T. (Bob) Wheeler.
    "Since arriving at MBIA, Bob has done a superb job of upgrading our IT systems on a global basis, building a strong IT team and significantly reducing our overall IT expenses. He has played a unique role and will be missed as he retires. Andrea has worked closely with Bob for several years and has demonstrated strong leadership in the department. We are pleased that she has accepted the challenge to become our chief technology officer," said Jay Brown, MBIA's chairman.
    Ms. Randolph will become a member of MBIA's Executive Policy Committee, responsible for directing and implementing the company's global technology strategy. She will report to Neil G. Budnick, vice chairman and chief financial officer.
    As a managing director in the IT Division, Ms. Randolph has spearheaded the delivery of several major IT projects and systems in recent years. Additionally, Ms. Randolph has played a key role in the selection, management and training of many members of the IT staff. Prior to coming to MBIA, Ms. Randolph had a series of increasingly larger IT management roles at Aetna Insurance Company, where she started her career, and with MetLife over a span of 20 years. Ms. Randolph holds a B. S. degree from Gannon University.
    During his outstanding tenure with MBIA, Mr. Wheeler has revitalized the Information Technology Division turning it into a high performance unit providing significant business value through the implementation of system-wide tool integration, security upgrades, improved data access and streamlined work/process flows.
    Mr. Wheeler joined MBIA from Crum & Forster, a property and casualty insurance company, where he served as chief information officer for seven years. Previously, Mr. Wheeler spent 29 years at Fireman's Fund Insurance Companies, where he held senior positions in Commercial Business Systems and Reinsurance Control. Mr. Wheeler is a graduate of Stanford University and has a Chartered Property Casualty Underwriter designation.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Liz James, 914-765-3889